Not for release, publication or distribution, in whole or in part, in or into or from any jurisdiction, where to do so would constitute a violation of the relevant laws of such jurisdiction.

FOR IMMEDIATE RELEASE

CFR Pharmaceuticals S.A.

(Incorporated in the Republic of Chile)

Chilean Tax ID: 76,116,242-K

Securities Regulation Registry number: 1067

Share code: CFR ISIN: CL0001762831

FURTHER EXTENSION TO THE DATE FOR FULFILMENT OR WAIVER OF THE PRE-CONDITIONS TO THE REVISED SCHEME CONSIDERATION

Santiago, Chile. 20 January 2014 (GLOBE NEWSWIRE) --- Shareholders of CFR and Adcock Ingram are referred to the joint announcement (“Revised Scheme Consideration Announcement”) released by Adcock Ingram and CFR on the Stock Exchange News Service of the JSE Limited on Friday, 13 December 2013 regarding, among others, CFR’s intention to increase the total consideration to be discharged to holders of the Scheme Shares in terms of the Scheme from approximately US$1.22 billion in aggregate to approximately US$1.23 billion in aggregate (based on the fixed attributed value of ZAR2.334 per CFR Share) by virtue of the increase in the number of CFR Shares being offered pursuant to CFR’s capital increase process in Chile.

Shareholders of CFR and Adcock Ingram are advised that the resolutions proposed at the CFR special shareholders’ meeting, held on Friday, 10 January 2014, to authorise CFR board to issue and place the CFR Shares upon the terms of the Scheme (as amended), and to approve the new independent expert’s opinion were duly passed by the requisite majority of shareholders. The resolutions passed at such special shareholders’ meeting have been filed with the Superintendencia de Valores y Seguros, the Chilean government agency responsible for supervising the activities and entities participating in the securities and insurance markets in Chile, for registration and approval.

The Revised Scheme Consideration Announcement stated that CFR had notified the Adcock Ingram Independent Board that it would, subject to the fulfilment or waiver of certain pre-conditions, revise the Scheme Consideration (“the CFR Notice”).

As mentioned in paragraph 6.2 of the Revised Scheme Consideration Announcement, the increase of the Scheme Consideration referred to in paragraph 3 of that announcement and the ancillary arrangements referred to in that announcement is subject to the fulfilment or waiver of the pre-condition that, by no later than 15 January 2014 (or such later date agreed to by CFR and Adcock Ingram), all approvals, consents, clearances, permissions and waivers that may need to be obtained, all filings that may need to be made and all waiting periods that may need to have expired from or under the laws, regulations or practices applied by any relevant regulatory authority (whether inside or outside South Africa) necessary to give effect to the CFR Notice are obtained, other than those contemplated in paragraphs 7.6, 7.7 and 7.8 of the Revised Scheme Consideration Announcement.

Shareholders of Adcock Ingram and CFR are advised that, due to a delay in obtaining certain regulatory approvals, Adcock Ingram and CFR have agreed to extend the date for the fulfilment of the pre-condition referred to in the paragraph above to 31 January 2014 (or such later date agreed to by CFR and Adcock Ingram).

Enquiries

Deneb Schiele

Head of Investor Relations

Phone +562 2350 5320

Email dschiele@cfr-corp.com

Media contact

Amelia Soares

College Hill South Africa

Phone: +27 11 447 3030

Email: Amelia.soares@collegehill.co.za

About CFR

CFR is a multinational pharmaceutical corporation with a leading position in Latin America and operations in 15 countries in that region. It is the leading pharmaceutical company in Chile, Colombia and Peru, and also has presence in Vietnam, Canada and the United Kingdom, focusing on the research, development, production and sale of branded specialty pharmaceutical products, complex Injectables, and OTC products. CFR has its origins in 1922 and was listed on the Santiago Stock Exchange in 2011 on a successful IPO – more than ten times oversubscribed – becoming the only publicly traded pan-Latin American pharmaceutical company. CFR has a market capitalization of US$2 billion, employs over 7,000 people including 2,000 sales representatives. CFR's growth strategy focuses on markets in the Americas, Europe and Asia with expansion plans into emerging markets with high growth potential.

GOVERNING LAW AND JURISDICTION

The Scheme is governed by the laws of South Africa. Each of CFR and Adcock Ingram has consented to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg.

None of this press release, the Circular, the Supplementary Circular, the Prospectus or the Joint Cautionary Announcement, are intended to, and do not, constitute, or form part of, an offer to sell or an invitation to purchase or subscribe for any securities or a solicitation of any vote or approval in any jurisdiction. None of this press release, the Circular, the Supplementary Circular, the Prospectus or the Joint Cautionary Announcement, constitutes a prospectus or a prospectus equivalent document. Investors are advised to read the Circular and the Supplementary Circular carefully for the full terms and conditions of the Scheme. Any decision to accept the Scheme or other response to the proposals should be made only on the basis of the information contained in the Circular and the Supplementary Circular.

This press release is made in connection with an offer for the securities of a South African company by means of the Scheme Circular and the Supplementary Circular. The offer is subject to disclosure requirements under South African law that are different from those of the United States and Chile. Financial statements included in the Scheme Circular, the Supplementary Circular or the Prospectus have been prepared in accordance with

South African accounting standards that may not be comparable to the financial statements of United States or Chilean companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal securities laws, since Adcock Ingram is located in South Africa, and all of its officers and directors reside outside of the United States. You may not be able to sue Adcock Ingram or its officers or directors in a foreign court, including South African courts, for violations of the Unites States securities laws. It may be difficult to compel Adcock Ingram and its affiliates to subject themselves to a United States court's judgment.

You should be aware that CFR may purchase ordinary shares of Adcock Ingram otherwise than under the offer, such as in open market or privately negotiated purchases.

FORWARD-LOOKING STATEMENTS

This press release, the Scheme Circular, the Supplementary Circular, the Prospectus and the Joint Cautionary Announcement include forward-looking statements with respect to the financial condition, results of operations and businesses of CFR and Adcock Ingram and certain plans and objectives of the boards of CFR and Adcock Ingram with respect to them. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could”, or other words of similar meaning. These statements are based on assumptions and assessments made by the boards of CFR and Adcock Ingram in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. These risks and uncertainties include, among others, the risk that the Scheme is not completed, including the risk that required shareholder and regulatory approvals for the Scheme may not be obtained; diversion of management’s attention away from other business concerns; the risks associated with the development, generally, of the combined company’s overall strategic objectives; the ability of the combined company to build additional value in its business; the existence of unanticipated technical, commercial or other setbacks related to the combined company’s products and services; and the other risks set forth in the Prospectus. The combined company may not successfully integrate the operations of CFR and Adcock Ingram in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the Scheme.